Exhibit 99.1

Philip Okala Appointed to Colfax Board of Directors

Annapolis Junction, MD, February 22, 2021 – Colfax Corporation (NYSE: CFX), a leading diversified technology company, today announced that it has appointed Philip Okala, Chief Operating Officer of the University of Pennsylvania Health System, to its Board of Directors. This appointment increases the size of Colfax’s Board of Directors to eleven members.

Mitchell P. Rales, Chairman of the Board of Colfax, said, “We are very pleased to have Phil join our Board. He has extensive experience as a healthcare leader and has been integral to the success of Penn Medicine’s hospital systems by spearheading key strategic initiatives and recent expansion efforts. His addition to the Board will further support Colfax in growing our medical technology business. I am confident that his knowledge and experience will assist the Board and the Colfax management team in executing Colfax’s long-term growth plans.”

Mr. Okala has served as the Chief Operating Officer at the University of Pennsylvania Health System since 2017. As Chief Operating Officer, he has executive oversight for the health system’s hospitals, clinical service line operations and integration. Prior to his current role, Mr. Okala held various positions with Penn Medicine since 2007, including serving as Senior Vice President for Business Development from 2013 to 2017. Before joining Penn Medicine, Mr. Okala held various positions with other healthcare organizations including System Vice President of the Cancer Service Line at Geisinger Health System, Vice President for Clinical Strategic Planning at Roswell Park Cancer Institute and management positions at the University of Texas MD Anderson Cancer Center. Mr. Okala is an experienced hospital executive who has led major health system initiatives for strategic marketing positioning, overseen the expansion of clinical service lines and facilitated the growth of the Penn Medicine health system, including through successful mergers and strategic alliances.

Mr. Okala holds a Bachelor of Science in Economics from the University of Houston – University Park and a Master’s in Health Service Administration from Texas Woman’s University. He is a Fellow in the American College of Healthcare Executives (FACHE) and currently serves on the boards of the Hospital and Healthsystem Association of Pennsylvania, Holy Child School at Rosemont and Vizient Mid-Atlantic Region.

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified technology company that provides orthopedic and fabrication technology products and services to customers around the world, principally under the DJO and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. The Company uses its Colfax Business System (“CBS”), a comprehensive set of tools, processes and values, to create superior value for customers, shareholders and associates. Colfax’s common stock is traded on the NYSE under the ticker “CFX.”

Mike Macek

Vice President, Finance

Colfax Corporation

+1-302-252-9129

investorrelations@colfaxcorp.com